Exhibit 12.2

Apollo Marketing LLC

305 South Mulberry St.

Cherryville, NC 28021

January 22, 2018

PERSONAL AND CONFIDENTIAL

Algae Dynamics Corp.

4120 Ridgeway Drive Unit 37

Mississauga, ON L5L 5S9

Canada

Attn:	Paul Ramsay and Richard Rusiniak

Dear Paul and Richard:

The purpose of this letter is to confirm our mutual understanding regarding the services which have been provided by Apollo Marketing pursuant to the advisory agreement dated as of March 11, 2014, originally between Algae Dynamics Corp. and assigned to Apollo Marketing, as amended (the “Advisory Agreement”). The parties hereby agree to extend the Advisory Agreement to December 31, 2018.

In consideration for the extension of the Advisory Agreement, the Company hereby agrees to vest immediately upon execution hereof all otherwise unvested warrants and to extend the expiry date of the remaining Warrants to December 31, 2018.

Except as modified hereby, the Advisory Agreement shall remain in full force and effect.

Very truly yours,

P. Blair Mullin
Managing
Member

Agreed and Accepted:

Algae Dynamics Corp.

By:
Richard Rusiniak
Chief Executive Officer